Exhibit 99.2
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851

MEDIA RELEASE
First Industrial Expanding Into The Netherlands and Belgium
Jan Scheers Hired as Managing Director Based in Brussels, Belgium
CHICAGO, July 24, 2007 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced that it is entering The Netherlands and Belgium. Both countries offer sizeable growth opportunities due to rising volumes of containerized cargo moving through their ports, growing demand for modern distribution facilities, rising needs for redevelopment in established markets, and an emerging trend toward leasing versus direct ownership by corporate customers – the largest owners of industrial property. In addition, many of First Industrial’s North American customers do business in these major European markets providing significant new business opportunities.
“After more than a year of extensive research, we have decided to build upon the strength of our North American platform by expanding into The Netherlands and Belgium to enhance the services we provide to our growing customer base,” said Mike Brennan, president and CEO of First Industrial. “As global trade patterns shift and the European Union evolves, new supply chains are being created that connect more cost effective manufacturing centers with large populations of consumers. First Industrial will provide industrial space in key logistics hubs such as Rotterdam, the largest port in Europe, Amsterdam, and the Golden Triangle (Antwerp/Brussels/Ghent) in Belgium to serve growing customer demand for multiple industrial facility types through development, redevelopment and acquisitions.”
Mr. Brennan added, “We are extremely pleased that industry veteran Jan Scheers has joined our team given his strong credentials and track record in these markets. He is an important addition to our executive management group.”
Jan Scheers Joins First Industrial as Managing Director
Jan Scheers joins First Industrial as a managing director based in Brussels, Belgium. He will lead First Industrial’s expansion into these new European markets, and is responsible for business development, investments and portfolio management.
Mr. Scheers joins First Industrial from Macquarie Goodman (formerly Eurinpro), a leading real-estate developer and investor in commercial properties, where he was a managing director for several European countries responsible for acquisitions, development and property management, as well as building operations for a network of new offices. Previously, he was their chief operating officer in charge of development for Northern Europe and country manager for Belgium and Germany.
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Mr. Scheers has more than 21 years of industrial real estate experience and is a member of VIL Vlaams Instituut van de Logistiek and VIB Vereniging voor Inkoop en Bedrijfslogistiek en Nederland Distributieland. He earned masters degrees of business administration and business economics from Brussels University in Brussels, Belgium and a degree in Latin mathematics and Latin sciences from Sint Jan Berchmanscollege in Puurs, Belgium.
New Markets
The major industrial markets in The Netherlands are Rotterdam and Amsterdam. Rotterdam is the largest containerized cargo seaport in Europe and volume has grown more than 10% for the past four years, according to the Port of Rotterdam, with further growth expected as new capacity is added in 2008. Amsterdam’s industrial market is comprised of Amstel/Southeast, Westport and Schiphol – the site of Europe’s third largest cargo airport, Schiphol Airport.
In Belgium, The Golden Triangle (Antwerp/Brussels/Ghent) has experienced strong demand from the logistics and distribution sectors due to its extensive transportation infrastructure of roads, rail, and sea. Antwerp is the third largest containerized cargo seaport in Europe with volume increasing 15% in the first half of 2007, as published by the Port of Antwerp. Brussels’ Zaventem Airport is among Europe’s largest cargo airports and the region’s broad-based economy has produced strong demand for light industrial facilities from small businesses across many sectors.
“I look forward to leading our expansion into these strategic markets,” said Jan Scheers, managing director of First Industrial. “Given First Industrial’s proven track record, large capital base, and disciplined investment approach, we are well positioned to capitalize on the many growth opportunities we see in The Netherlands and Belgium.”
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across more than 30 markets in the United States, Canada, The Netherlands and Belgium, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types – R&D/flex, light industrial, manufacturing, and regional and bulk distribution centers. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own and manage more than 100 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: national, international, regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, and risks related to doing business internationally (including foreign currency exchange risks). For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

U.S. and Canada Investor/Media Contacts:	Sean O’Neill SVP, Investor Relations and Corporate Communications 312-344-4401

The Netherlands/Belgium Media Contact:	Jan Scheers Managing Director + 32 475 23 52 69
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